Exhibit 24

Confirming Statement

This Statement confirms that the undersigned, David W. Spade, has authorized and designated Larry R. Helms and/or Cynthia G. Holaday to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of First Merchants Corporation. The authority of Larry R. Helms and/or Cynthia G. Holaday under this statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of First Merchants Corporation, unless earlier revoked in writing. The undersigned acknowledges Larry R. Helms and/or Cynthia G. Holaday is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: January 26, 2007

/s/ David W. Spade
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    David W. Spade